American Funds Inflation Linked Bond Fund
May 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$373
Class B	$-
Class C	$2
Class F-1	$8
Class F-2	$99
Total	$482
Class 529-A	$12
Class 529-B	$-
Class 529-C	$-
Class 529-E	$-
Class 529-F-1	$1
Class R-1*	$-
Class R-2	$1
Class R-2E	$-
Class R-3	$2
Class R-4	$1
Class R-5	$1
Class R-5E	$-
Class R-6	$6,412
Total	$6,430
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0400
Class B	$-
Class C	$0.0100
Class F-1	$0.0400
Class F-2	$0.0500
Class 529-A	$0.0500
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.0200
Class 529-F-1	$0.0400
Class R-1**	$-
Class R-2	$0.0300
Class R-2E	$0.0300
Class R-3	$0.0400
Class R-4	$0.0400
Class R-5	$0.0600
Class R-5E	$0.0600
Class R-6	$0.0600
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	13,837
Class B	9
Class C	570
Class F-1	1,092
Class F-2	5,819
Total	21,327
Class 529-A	421
Class 529-B	3
Class 529-C	72
Class 529-E	10
Class 529-F-1	33
Class R-1	9
Class R-2	47
Class R-2E	1
Class R-3	53
Class R-4	57
Class R-5	27
Class R-5E	1
Class R-6	130,516
Total	131,250
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$9.58
Class B	$9.56
Class C	$9.53
Class F-1	$9.58
Class F-2	$9.61
Class 529-A	$9.59
Class 529-B	$9.58
Class 529-C	$9.52
Class 529-E	$9.58
Class 529-F-1	$9.60
Class R-1	$9.56
Class R-2	$9.51
Class R-2E	$9.60
Class R-3	$9.55
Class R-4	$9.58
Class R-5	$9.60
Class R-5E	$9.58
Class R-6	$9.60
*Amount less than one thousand.
** Amount less than $.01.